Exhibit 19.1

VOR BIOPHARMA INC.

INSIDER TRADING AND WINDOW PERIOD POLICY

I.
Introduction

This policy determines acceptable transactions in the securities of Vor Biopharma Inc. (the “Company”) and other publicly-traded companies by our employees, directors and consultants who may become aware of material non-public information (“designated consultants”). During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available about the Company or about other publicly-traded companies, including but not limited to a partner or collaborator of the Company or an economically-linked company, such as a competitor of the Company (“inside information”). Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit (a “tippee”).

II.
Insider Trading Policy
A.
Securities Transactions. Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
B.
Inside Information. As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:

1.
financial results or forecasts;
2.
communications with government agencies, such as the U.S. Food and Drug Administration;
3.
strategic plans;
4.
discovery and development of new product candidates and new technology;

5.
details or results of clinical trials of the Company’s product candidates;
6.
significant changes or developments in suppliers;
7.
acquisitions or dispositions of assets, divisions, companies, etc.;
8.
pending public or private sales of debt or equity securities;
9.
declaration of stock splits, dividends or changes in dividend policy;
10.
major contract awards or cancellations;
11.
significant regulatory or legislative developments;
12.
major new drugs, processes or services, or many developments related to the same;
13.
top management or control changes;
14.
possible tender offers or proxy fights;
15.
significant writeoffs;
16.
actual or threatened significant litigation, or the resolution of such litigation;
17.
impending bankruptcy of the Company or its key collaborators or partners;
18.
gain or loss of significant partners, customers or suppliers;
19.
pricing changes or discount policies;
20.
establishment of or developments related to corporate partner relationships, strategic partnerships, joint ventures or other collaborations; and
21.
notice of issuance of patents.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or U.S. Securities and Exchange Commission filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Thursday.

III.
Stock Trading by Directors, Executive Officers and Other Employees

Because the executive officers and directors of the Company are the most visible to the public and are most likely, in the view of the public, to possess inside information about the Company, we require them to do more than refrain from insider trading and require that they notify, and receive approval from, a Clearing Officer (as defined below) prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. We also require that employees limit their transactions in the Company’s stock to periods when the trading window is “open” as described below.

2.

A.
Persons Subject to this Policy. This policy applies to all employees, directors and designated consultants of the Company. This policy also applies to any members of immediate family, persons within a shared household, persons who are economic dependents and any other individuals or entities whose transactions in securities are controlled or influenced by any of such persons, directly or indirectly (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” Employees, directors and designated consultants of the Company are responsible for making sure that each Related Persons comply with this policy.
B.
Trading Windows. Trading window periods are those periods of time during which directors, officers and employees can, potentially, trade the Company’s stock, so long as they are not in possession of material nonpublic information. At these times, the "window" is said to be "open." This window period may be closed and may not reopen if, in the judgment of the Company's Chief Executive Officer, there exists undisclosed information that would make trades by the Company's directors, officers and employees inappropriate. This closing of the window/prohibition on trading is commonly called, and referred to in this policy, as a "trading blackout." A trading blackout may be implemented, for example, if there is some information or development with or relating to the Company's business that merits a suspension of trading. Trading blackout periods will be announced by email. It is important to note that the fact that a trading blackout has been imposed and/or that the window period has not reopened should be considered inside information. If a trading blackout has been imposed due to the existence of material nonpublic information, generally the window period will not re-open until the second trading day after the Company's public dissemination of the material nonpublic information, or until such time a determination is made that it is no longer material nonpublic information. Even if you do not have material nonpublic information, you may not trade in the Company’s common stock during any trading blackout period. An employee, officer or director who believes that special circumstances require him or her to trade outside the window period (e.g., during any trading blackout period) should consult with the Clearing Officer who will consult with the Company's counsel. Permission to trade outside the window period (during any trading blackout period) will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
C.
Exceptions to Trading Blackout Period.
1.
Option Exercises. Directors, officers and employees may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options is subject to all provisions of this policy.
2.
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and employees may establish a trading plan under which a broker is instructed to buy and sell the Company’s securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Company’s securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a director’s or employee’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved, in writing, by the Compliance Officer before being established, amended, modified or terminated to confirm that the Trading Plan, or any amendment, modification or termination of such Trading Plan, complies with all pertinent company policies and applicable securities laws.
3.
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains

3.

subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
4.
ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does however apply to an employee’s initial election to participate in the ESPP, changes to an employee’s election to participate in the ESPP for any enrollment period or to the subsequent sale of the stock acquired pursuant to the ESPP.
D.
Pre-Clearance and Advance Notice of Transactions. In addition to the requirements of paragraph B above, executive officers, directors and other designated employees listed on Exhibit A attached hereto may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the most senior corporate attorney of the Company’s legal team or his or her designee or if there is no one in that position, the Chief Financial Officer or his or her designee (each, a “Clearing Officer”) in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within ten business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to a Clearing Officer. Upon completion of any transaction, the officer or director or other member of management must immediately notify the Compliance Officer and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

E.
Special and Prohibited Transactions.
1.
Inherently Speculative Transactions. No employee, director or designated consultant may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
2.
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit the Company’s employee, director or designated consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or designated consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company’s employees, directors and designated consultants are prohibited from engaging in any such transactions.
3.
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, the employee, director and designated consultants are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
4.
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or designated consultant

4.

is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Trading Windows” provisions above. No employee or director may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.
F.
Short-Swing Trading/Control Stock/Section 16 Reports. Executive officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
G.
Prohibition of Trading During Pension Fund Blackouts. In accordance with Regulation BTR under the Exchange Act (“Regulation BTR”), no director or executive officer of the Company shall, directly or indirectly, purchase, sell or otherwise acquire or transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR) with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition shall not apply to any transactions that are specifically exempted from Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 (as set forth in Regulation BTR), including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order; etc. The Company shall timely notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR.
IV.
Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies even after your employment or directorship with the Company has terminated. If you are in possession of inside information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.

V.
Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or designated consultant who has questions about this policy should contact his or her own attorney or the Clearing Officer of the Company.

VI.
Frequently Asked Questions

Please also see Frequently Asked Questions, which are attached as Exhibit B.

* * * *

5.

EXHIBIT A – DESIGNATED EMPLOYEES

List of designated employees maintained by the Clearing Officer.

6.

EXHIBIT B

INSIDER TRADING AND WINDOW PERIOD POLICY

FREQUENTLY ASKED QUESTIONS

1.
What is insider trading?

A: Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with Vor Biopharma Inc. (the “Company”), you become aware of material nonpublic information about the Company and you trade in the Company’s securities, you have broken the law and violated our Insider Trading and Window Period Policy (“insider trading policy”). In addition, our insider trading policy provides that if in the course of your relationship with the Company, you learn of any confidential information that is material to another publicly traded company, including but not limited to a partner or collaborator of the Company or an economically-linked company such as a competitor of the Company, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company. For example, if you learn of nonpublic information during the course of your relationship with the Company that could affect the stock price of a Company competitor, you may not trade in that competitor’s stock until the information becomes public or is no longer material.

2.
Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.
What is material nonpublic information?

A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond future or other security. This could mean many things: financial results, clinical or regulatory results, potential acquisitions or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4.
Who can be guilty of insider trading?

A: Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

5.
Does the Company have an insider trading policy?

A: Yes, the Insider Trading and Window Period Policy is available to read on our website at vornet.com.

6.
What if I work or live outside the United States?

A: The same rules apply to U.S. and foreign employees and consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Company director, employee or consultant, our policies apply to you no matter where you work.

7.

7.
What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the tippee could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the tippee might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside the Company, including spouses, family members, friends or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or other publicly-traded companies.

8.
What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

A: That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.

9.
What are the sanctions if I trade on material nonpublic information or tip off someone else?

A: In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

10.
What is “loss avoided”?

A: If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.
Am I restricted from trading securities of any companies other than the Company, for example a partner or competitor of the Company?

A: Yes, you may be restricted from doing so due to your awareness of material nonpublic information. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company. Please also refer to Question 1 above and our insider trading policy with respect to restrictions on trading in the securities of other public companies.

12.
So if I do not trade the Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and consultants may violate our policies by breaching their confidentiality obligations or by recommending the Company’s common stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.
So when can I buy or sell my Company securities?

8.

A: If you are aware of material nonpublic information, you may not buy or sell our common stock until one full trading day has elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period. You will be informed of trading blackout periods by email or other methods of company communication. If a trading blackout has been imposed, the window period will not re-open until the second trading day after the Company's public dissemination of the material nonpublic information, or until such time a determination is made that it is no longer material nonpublic information.

14.
If I have an open order to buy or sell the Company’s securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A: No, unless it is in connection with a 10b5-1 trading plan (see Question 27 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

15.
Am I allowed to trade derivative securities of the Company’s common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of our policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

16.
Why does the Company prohibit trading in derivative securities and short selling?

A: Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well-received by our stockholders.

17.
Can I purchase the Company’s securities on margin or hold them in a margin account?

A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

9.

18.
Why does the Company prohibit me from purchasing the Company’s securities on margin or holding them in a margin account?

A: Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

19.
Can I pledge my Company securities as collateral for a personal loan?

A: No. Pledging your Company securities as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your Company securities as collateral for a loan.

20.
Can I hedge my ownership position in the Company?

A: Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other shareholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

21.
Can I exercise options granted to me under the Company’s stock option plans during a trading blackout period or when I possess material nonpublic information?

A: Yes. You may exercise the options for cash (or via net exercise transaction with the company) and receive common stock, but you may not sell the common stock (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

22.
Am I subject to trading blackout periods if I am no longer an employee or consultant of the Company?

A: It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company, you should not trade in the Company’s securities or another publicly-traded company if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

23.
Can I gift stock while I possess material nonpublic information or during a trading blackout period?

A: It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by the Company’s Clearing Officer or his or her designee. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift.

24.
What if I purchased publicly traded options or other derivative securities before I became a Company employee or consultant?

10.

A: The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

25.
May I own shares of a mutual fund that invests in the Company?

A: Yes.

26.
Are mutual fund shares holding Company common stock subject to the trading blackout periods?

A: No. You may trade in mutual funds holding Company common stock at any time.

27.
May I use a “routine trading program” or “10b5-1 plan”?

A: Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact the Compliance Officer for approval at complianceofficer@vorbio.com.

28.
What happens if I violate our insider trading policy?

A: Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. In addition, you may be subject to criminal and civil sanctions.

29.
Who should I contact if I have questions about our insider trading policy or specific trades?

A: You should contact our Compliance Officer at complianceofficer@vorbio.com.

11.